SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒ Definitive Proxy Statement

☐ Definitive Additional Materials

☐ Soliciting Material pursuant to §240.14a-12

SANDY SPRING BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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17801 Georgia Avenue, Olney, Maryland 20832

NOTICE OF 2013 ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 1, 2013

Time:	3:00 p.m.

Place:	Manor Country Club

14901 Carrolton Road

Rockville, MD 20853

The 2013 annual meeting of shareholders of Sandy Spring Bancorp, Inc. (“Bancorp”) will be held as indicated above for the purpose of considering:

(1)	The election of Robert E. Henel, Jr., Gary G. Nakamoto, Dennis A. Starliper and Mei Xu to serve as Class III directors with terms expiring at the 2016 annual meeting, and the election of Ralph F. Boyd, Jr., to serve as a Class I director with a term expiring at the 2015 annual meeting, in each case until their successors are duly elected and qualified;

(2)	A non-binding resolution to approve the compensation for the named executive officers;

(3)	The ratification of the appointment of Ernst & Young LLP as Bancorp’s independent registered public accounting firm for the year 2013; and

(4)	Such other business as may properly come before the annual meeting or any adjournment thereof.

The board of directors established March 14, 2013 as the record date for this meeting. Shareholders of record of Bancorp common stock as of the close of business on that date are entitled to receive this notice of meeting and vote their shares at the meeting and any adjournments or postponements of the meeting.

Your vote is very important. The board urges each shareholder to promptly sign and return the enclosed proxy card or to use telephone or Internet voting, as described on the card. If you choose to attend the meeting, you may withdraw your proxy and vote in person.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 27, 2013

Important Notice Regarding the Availability of Proxy Materials for the

2013 Annual Meeting of Shareholders to be Held on May 1, 2013

This proxy statement and the 2012 Annual Report on Form 10-K are available at www.sandyspringbank.com/proxy.

Table of Contents

General Information	3
Who Can Vote
Executing Your Right to Vote
Shares Held Through or Broker
Costs of Proxy Solicitation
Telephone and Internet Voting
Changing Your Vote
Delivery and Accessibility of Proxy Materials

PROPOSAL I: Election of Directors	5

Corporate Governance and Other Matters	9
Corporate Governance Policy and Code of Business Conduct
Director Independence
Board Leadership Structure
Board’s Role in Risk Oversight
Board Committees
Director Attendance at Board and Committee Meetings
Attendance at the Annual Meeting of Shareholders
Director Compensation
Stock Ownership of Certain Beneficial Owners	13
Owners of More Than 5% of Common Stock	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
Transactions and Relationships with Management	14

Compensation Discussion and Analysis	15
Executive Summary
Overall Compensation Philosophy and Guiding Principles
Role of the Compensation Committee, Management and the Compensation
Consultants in the Executive Compensation Process
Compensation Structure and Elements
Factors for Determining Compensation
Impact of Accounting and Tax on the Form of Compensation
Risk Assessment of Compensation Policies and Practices
Stock Ownership Guidelines
Compensation Committee Report	24
Executive Compensation Tables	25

PROPOSAL II: A Non-Binding Resolution to Approve the Compensation for the
Named Executive Officers	33

PROPOSAL III: The Ratification of the Appointment of Ernst & Young LLP as the Independent
Registered Public Accounting Firm for the Year 2013	33

Audit and Non-Audit Fees	34
Audit Committee's Pre-Approval Policies and Procedures for Services	34
Report of the Audit Committee	35
Shareholder Proposals and Communications	35

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SANDY SPRING BANCORP, INC.

PROXY STATEMENT

General Information

The board of directors of Sandy Spring Bancorp, Inc., (“Bancorp”) has furnished this proxy statement to you in connection with the solicitation of proxies to be used at the 2013 annual meeting of shareholders. The meeting will be held on Wednesday, May 1, 2013, at 3:00 p.m. at Manor Country Club, 14901 Carrolton Road, Rockville, Maryland 20853. The notice of annual meeting, the proxy card, and this proxy statement are being first mailed on or about March 27, 2013, to shareholders of record as of the close of business on March 14, 2013 (the “Record Date”). The mailing address of our executive offices is Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, MD 20832.

Who Can Vote

Shareholders of Bancorp common stock, par value $1.00 per share, as of the close of business on the Record Date may vote. Each share of common stock is entitled to one vote. The number of common shares outstanding and eligible to vote on the Record Date was approximately 25,138,380. When you mail in your proxy card, or vote by telephone or the Internet, you authorize the persons named as proxies to vote your shares per your instructions whether or not you attend the annual meeting. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of common stock is necessary to constitute a quorum at the annual meeting.

Executing Your Right to Vote

By submitting your proxy instructions by card, telephone, or Internet in time to be voted at the annual meeting, the shares represented by your proxy will be voted in accordance with those instructions. Executed but unmarked proxies will be voted FOR the election of all nominees for director, FOR the approval of executive compensation, and FOR the ratification of the appointment of Ernst & Young LLP as Bancorp’s independent registered public accounting firm for 2013. Proxies marked as abstentions and proxies for shares held in the name of a bank, broker, or other nominee marked as not voted (broker non-votes) will be counted only for purposes of determining a quorum at the annual meeting.

The board of directors does not know of any other matters that are to come before the annual meeting except for incidental, ceremonial, or procedural matters. If any other matters are properly brought before the annual meeting, the persons named in the accompanying proxy card will vote the shares represented by each proxy on such matters in accordance with their best judgment.

Shares Held Through a Broker

If you hold your shares through a broker it is critical that you cast your vote if you want it to count in the election of directors (Proposal I of this proxy statement) or the advisory vote on executive compensation (Proposal II of this proxy statement). Your bank or broker is not allowed to vote shares on your behalf on such matters without your specific instruction. If you do not instruct your bank or broker how to vote in the election of directors or the advisory vote on executive compensation, no votes will be cast on your behalf. Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on matters considered routine items, such as the ratification of the appointment of Bancorp’s independent registered public accounting firm (Proposal III of this proxy statement). If you are a registered shareholder, meaning you hold your shares directly with Bancorp, and you do not return your proxy, no votes will be cast on your behalf on any of the items of business at the annual meeting.

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Telephone and Internet Voting

Bancorp is pleased to offer its shareholders the convenience of voting by telephone and online via the Internet. Please check your proxy card for instructions. If you hold your shares in street name, you bank or broker may allow you to provide voting instructions by telephone or via the Internet. Please check the voting instructions provided by your bank or broker.

How to attend the meeting in person and what to bring

All shareholders will be asked to check-in at the registration desk. Shareholders who own Bancorp stock through a bank, broker, or intermediary will need to bring a statement as proof of ownership along with photo identification. No cameras or recording equipment will be permitted in the meeting.

If you hold your shares through a bank, a broker, or other intermediary and you wish to vote your shares in person at the meeting, you will need to ask the holder for a legal proxy. You will need to bring the legal proxy with you to the meeting and turn it in with a signed ballot that will be provided to you at the meeting.

Changing Your Vote

Your presence at the annual meeting will not automatically revoke your proxy. However, you may revoke your proxy at any time prior to its exercise by 1) filing a written notice of revocation with Ronald E. Kuykendall, General Counsel and Secretary; or 2) delivering to Bancorp a duly executed proxy bearing a later date; or 3) attending the annual meeting and casting a ballot in person.

Delivery and Accessibility of Proxy Materials

To reduce costs, Bancorp utilizes the householding rules of the Securities and Exchange Commission (SEC) that permit the delivery of one set of proxy materials to shareholders who have the same address to achieve the benefit of reduced printing and mailing costs. Shareholders residing at a shared address will continue to receive separate proxy cards. If you wish to receive a separate set of materials, please write or call as specified below, and we will promptly mail them to you at no charge. If a bank, broker or other nominee holds your shares, please contact your bank, broker or nominee directly.

The Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC, excluding exhibits, is provided with this proxy statement and both documents are available on the Internet at www.sandyspringbank.com/proxy. Shareholders may obtain a copy of the exhibits to the Annual Report on Form 10-K by writing Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Shareholders also may access a copy of the Form 10-K including exhibits on the SEC web site at www.sec.gov.

Costs of Proxy Solicitation

The cost of soliciting proxies will be borne by Bancorp. In addition to the solicitation of proxies by mail, Bancorp also may solicit proxies through its directors, officers, and employees. Bancorp also will request persons, firms, and corporations holding shares in their names or in the name of nominees that are beneficially owned by others to send proxy materials to and obtain proxies from those beneficial owners and will reimburse the holders for their reasonable expenses in doing so.

Tabulation of votes and public announcement of results

The board of directors has appointed Registrar and Transfer Company (R&T) to act as inspector of election at the annual meeting of shareholders. A designated representative from R&T, under oath, will carry out the duties of tabulating the votes at the meeting. The results will be announced at the end of the meeting, and filed with the SEC on Form 8-K within four business days. Shareholders may view the Form 8-K on the investor relations page of www.sandyspringbank.com.

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PROPOSAL I: Election of Directors

The board of directors (“board”) is elected by shareholders to represent their interest in the long-term viability and value of Bancorp. With the exception of those matters reserved for shareholders, the board is the highest and ultimate decision-making authority. The board works closely with executive management and oversees the development and execution of strategy that will lead to growth and overall success.

Board Complement

Bancorp maintains a classified board, meaning that only a portion of the board is elected each year. This practice is common among banks of Bancorp’s size. Bancorp’s board is divided into three classes, nearly equal in number as possible. In general, the term of only one class of directors expires each year, and the directors within that class are elected for a term of three years or until their successors are elected and qualified.

On August 29, 2012, Ralph F. Boyd, Jr. and Mei Xu were elected by the board to serve as a Class I and Class III director, respectively. In accordance with Bancorp’s articles of incorporation, Mr. Boyd and Ms. Xu are required to stand for election by the shareholders at the annual meeting following their election by the board. Per Bancorp’s bylaws, Solomon Graham, having attained the age of 70 will retire from board service at the close of the annual meeting of shareholders. If all director nominees are elected, following the annual meeting the board will stand at 11 members.

Director-Nominees

A total of five director-nominees are before you for election: Robert E. Henel, Jr., Gary G. Nakamoto, Dennis A. Starliper, and Mei Xu all of whom are directors in Class III for a three year term to expire in 2016; and Ralph F. Boyd, Jr., a director in Class I for a two year term expiring in 2015.

Nomination Process

The Nominating Committee is responsible for recruiting and recommending candidates to the board. In exercising its duties, the committee considers the present skills and experience on the board and the qualifications that are desired in order to meet Bancorp’s changing needs.

The Corporate Governance Policy outlines the general competencies required of all directors including the highest standards in exercising his or her duty of loyalty, care and commitment to all shareholders of Bancorp. Prior to the recruitment of a new director the board gathers input from all directors in order to form a collective picture of the particular competencies needed at a given time. Such competencies may include expertise in: the banking industry, financial matters, risk management, marketing, a geographic market, regional economics, strategic planning, executive management, technology or other relevant qualifications. The board also values diversity and seeks to include women and members of minority groups to maintain a broad range of thinking and personality styles.

The Nominating Committee encourages suggestions for qualified candidates to the board from the chief executive officer, the chairman of the board, other directors, and from shareholders, and is responsible for the evaluation of such suggestions. Shareholders may submit suggestions for qualified director candidates by writing to Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832. Submissions should include information regarding a candidate's background, qualifications, experience and willingness to serve as a director. In addition, as in the case of Ms. Xu, the Nominating Committee may consider candidates submitted by a third party search firm hired for the purpose of identifying director candidates. The Nominating Committee uses the same process for evaluating all nominees, including those recommended by shareholders, using the board membership criteria described above. Please see "Shareholder Proposals and Communications" on page 35.

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Information About Nominees and Incumbent Directors

The following information sets forth the names of the five nominees for election describing their skills, experience and qualifications for election. Each has given his or her consent to be nominated and has agreed to serve, if elected. If any person nominated by the board of directors is unable to stand for election, the shares represented by proxies may be voted for the election of such other person or persons as the present board of directors may designate.

Also provided is information on the background, skills, and experience of the remaining incumbent directors. Unless described otherwise, each director has held his or her current occupation for at least five years, and the ages listed are as of the Record Date.

The boards of directors of Bancorp and its principal subsidiary Sandy Spring Bank (“the Bank”) are composed of the same persons. Throughout this proxy statement, the singular use of "board of directors" or "board" shall be intended to refer to both boards unless otherwise indicated.

Voting Standard

With respect to the election of directors, a plurality of all the votes cast at the annual meeting will be sufficient to elect a nominee as a director.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES
NAMED BELOW AS A DIRECTOR OF BANCORP.

Class III Directors – Nominees for Terms to Expire at the 2016 Annual Meeting

Robert E. Henel, Jr., 65, Director since 2011

Mr. Henel is the former Chairman, President and CEO of Annapolis Banking & Trust Company, an affiliate bank of the former Mercantile Bankshares Corp., a position he held for 16 years. Upon the acquisition of Mercantile, Mr. Henel became a regional president for PNC Bank for the Annapolis and Anne Arundel County Region until 2010. In addition to 39 years in the banking industry, Mr. Henel is a past chairman of trustees for the Anne Arundel Health System and a past chairman of the Anne Arundel Medical Center Foundation. He has served numerous community, civic, and industry organizations. Mr. Henel currently chairs the Bank’s Chesapeake Region Advisory Board. His broad background in banking, executive management, and deep connections to the Annapolis market are highly valued by the board.

Gary G. Nakamoto, 49, Director since 2011

Mr. Nakamoto is the principal of The Nakamoto Group, LLC, a consulting firm located in McLean, Virginia. Previously, he was the Chairman of the former Base Technologies (1996 to 2011), a firm that specialized in IT, outsourcing, and consulting. Under Mr. Nakamoto’s leadership, Base Technologies was named one of the 2011 Best Places to Work in Virginia and was designated a Top 100 IT federal government contractor. Mr. Nakamoto is currently a member of the AAA Mid-Atlantic Washington Area Regional Board, a trustee for the No. Virginia Technology Council TechPAC, and he is a former chairman of the Fairfax County Chamber of Commerce. He also serves on the State Council for Higher Education and on the Governor’s Commission on Military and National Security Facilities. Mr. Nakamoto’s qualifications include his experience in the government contracting field, executive management experience in the technology industry, his extensive knowledge of the Northern Virginia market, and familiarity with local, state and national government.

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Dennis A. Starliper, 66, Director since 2010

Mr. Starliper worked for Provident Bankshares Corporation for 24 years and held the position of chief financial officer for 10 years. He retired in 2009. Prior to joining Provident, Mr. Starliper worked for Fairchild Industries, a Fortune 500 aerospace manufacturer. He is a CPA and holds an MBA from Southeastern University. He is currently on the faculty of the Brown School of Business and Leadership at Stevenson University. Mr. Starliper was named chairman of Bancorp’s Audit Committee in 2012. Among his many qualifications are deep industry experience with a large and respected, local bank; executive management experience with a publicly-traded company; risk management experience and financial expertise.

Mei Xu, 45, Director since 2012

Ms. Xu is the President and CEO of Pacific Trade International, Inc., a fully integrated global home fragrance and décor company. Headquartered in Rockville, Maryland, PTI owns and operates Chesapeake Bay Candle, a leading home fragrance brand that draws inspiration from Maryland’s shoreline. Ms. Xu is also the CEO for Blissliving Home, a premium interior lifestyle brand Ms. Xu created to reflect her passion for travel and contemporary design. Ms. Xu is a board member of the World Affairs Council, a leading non-profit, non-partisan forum for global education and international affairs. In 2012, she was honored by the World Trade Center Institute with the Maryland International Business Leadership Award and also inducted into the Enterprising Women Hall of Fame by Enterprising Women magazine. She is a also a member of C200, an invitation-only women CEO organization that helps mentor and foster women in business leadership. Ms. Xu is highly regarded for her knowledge of marketing and retail practices, business acumen, and strategic thinking.

Class I Director – Nominee for a Term to Expire at the 2015 Annual Meeting

Ralph F. Boyd, Jr., 56, Director since 2012

Mr. Boyd is a Harvard Law School graduate and previously served as Assistant Attorney General for Civil Rights under President Bush and as Executive Vice President and General Counsel of Freddie Mac. In 2005, Mr. Boyd became the President and CEO of the Freddie Mac Foundation from which he retired in the spring of 2012. He is on the board of Center City Public Charter Schools in Washington, D.C. and was named interim CEO in October 2012. Mr. Boyd currently serves on the board of DirecTV and chairs its Audit Committee. Among other distinctions, Mr. Boyd also serves as Chairman of the Board of Trustees for the National Housing Partnership Foundation, as a member of the board of the American Association for People with Disabilities, and as a director on the regional and national boards of Easter Seals. Mr. Boyd’s qualifications for nomination include his extensive professional experience, public-company board experience, and risk management experience.

Incumbent Class I Directors – Terms Expiring at the 2015 Annual Meeting

Susan D. Goff, 67, Director since 1994

Ms. Goff is the former Director and President of MD-Individual Practice Association, a subsidiary of Mid Atlantic Medical Services, Inc. (MAMSI), a publicly-held healthcare company. Ms. Goff was also an Executive Vice President of MAMSI. In 2004, MAMSI was sold to UnitedHealthcare and Ms. Goff became the regional executive overseeing all products in seven states. She retired in 2005. During her career, Ms. Goff was directly involved with strategic planning, marketing, and product development. As co-chairman of the Compensation Committee of the board, Ms. Goff has augmented her considerable executive management experience through regular education on trends in executive and board compensation.

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Robert L. Orndorff, Chairman, 56, Director since 1991

Mr. Orndorff is the founder and President of RLO Contractors, Inc., a leading residential and commercial excavating company based in central Maryland. Mr. Orndorff’s experience in building a highly successful business with a strong reputation for quality, teamwork, and integrity is a testament to his leadership ability and strongly aligned with Bancorp’s culture and values. Mr. Orndorff brings to the board his extensive business experience, leadership skills, strategic planning skills, and knowledge of the local market.

Daniel J. Schrider, Director, 48, Director since 2009

Mr. Schrider was named President and CEO of Sandy Spring Bancorp, Inc. on January 1, 2009 and joined the board at that time. Mr. Schrider started his career with Sandy Spring Bank in 1989 and achieved significant success in the commercial banking area. He joined the executive team in 2003 as the Chief Credit Officer and leader in commercial services. Mr. Schrider holds an MBA from Mt. Saint Mary’s College and is a graduate of the ABA Stonier Graduate School of Banking. Mr. Schrider currently serves on the board of the Maryland Bankers Association, on the advisory board for the Stonier Graduate School of Banking, the board of directors of the Montgomery County Chamber of Commerce and the Mount Airy Christian Academy.

Incumbent Class II Directors – Terms Expiring at the 2014 Annual Meeting:

Mark E. Friis, Director, 57, Director since 2005

Mr. Friis is President and CEO of Rodgers Consulting, Inc., a land planning and engineering firm. He is a member of the American Institute of Certified Planners and has numerous affiliations with area professional and civic organizations as well as local government. He currently serves on the board of trustees for Hood College. Mr. Friis is valued for his business management experience, his sales and marketing skills, and in-depth knowledge of the local economy. Mr. Friis chairs the Bank’s Frederick Advisory Board, and currently chairs the Nominating Committee of the board.

Pamela A. Little, Director, 59, Director since 2005

Ms. Little has over 30 years of experience working with companies ranging from privately held start-up firms to large, publicly-traded government contracting firms. She is presently the CFO of Planned Systems International, a government contractor in the health IT space. Ms. Little was the Co-CEO at the former ATS Corporation, a publicly-traded provider of IT services, from 2011 to 2012, and was CFO from 2007 to 2011. She was also the CFO of Athena Innovative Solutions, Inc. (2005-2007). Ms. Little is on the board of MTSI, Inc., an employee-owned technology firm, and on the advisory board for K2 Group, Inc., a management and technology consulting firm in Northern Virginia. Ms. Little is valued for her range of business experience with public companies, her knowledge of mergers and acquisitions, executive management experience and her financial expertise. Ms. Little currently co-chairs the Compensation Committee of the board.

Craig A. Ruppert, Director, 59, Director since 2002

Mr. Ruppert is President and CEO of The Ruppert Companies which is comprised of commercial landscape construction and management located in five states; tree-growing operations; and industrial property development. Mr. Ruppert is a former Class B director of the Federal Reserve Bank of Richmond, and is a noted, local philanthropist. A highly successful entrepreneur, Mr. Ruppert’s strengths lie in strategic planning, executive management, mergers and acquisitions and business expertise. Mr. Ruppert currently chairs the Credit and Investment Risk Committee of the board.

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Corporate Governance and Other Matters

Corporate Governance Policy and Code of Business Conduct

The board remains committed to setting a tone of the highest ethical standards and performance for Bancorp's management, officers, and company as a whole. The board believes that strong corporate governance practices are a critical element of doing business today. To that end, the Corporate Governance Policy is reviewed regularly to ensure that it reflects the best interests of Bancorp and its shareholders.

In addition, Bancorp's board of directors has adopted a Code of Business Conduct applicable to all directors, officers, and employees of Bancorp and its subsidiaries. It sets forth the legal and ethical standards that govern the conduct of business performed by Bancorp and its subsidiaries.

The Code of Business Conduct is intended to meet the requirements of Section 406 of the Sarbanes-Oxley Act of 2002, related SEC regulations, and the listing standards of the Nasdaq Stock Market, Inc. More information about corporate governance, including the Corporate Governance Policy and the Code of Business Conduct, may be found on Bancorp's investor relations web site at www.sandyspringbank.com.

Director Independence

In accordance with the Corporate Governance Policy, no more than two inside directors may be on the board at any one time. All other directors must be independent. An inside director is defined as a director that is employed or was employed within the last three years as either an officer of Bancorp or the Bank. In making its determination of independence, the board of directors did not consider any transactions, relationship, or arrangements that are not included in the section of this proxy statement entitled "Transactions and Relationships with Management" on page 14.

The board of directors has affirmatively determined that all directors other than Mr. Schrider are independent under Nasdaq's listing standards. The board of directors complies with or exceeds the independence requirements for the board and board committees established by the Nasdaq Stock Market, federal securities and banking laws and the additional standards included in Bancorp's Corporate Governance Policy.

Board Leadership Structure and Evaluation Process

The Corporate Governance Policy provides for the selection of a chairman of the board from among the independent directors and states that it is the policy of the board to separate the offices of the chairman and the chief executive officer. This allows the chairman to maintain an independent role in the oversight of management. The chairman of the board also chairs the Executive and Governance Committee, which is comprised of the chairmen of the other standing committees (see Executive and Governance Committee description on page 10).

The board is committed to self-improvement and has established a regular board evaluation process that is coordinated by an independent, outside consultant Furr Resources, Inc. The current practice involves all directors completing an evaluation on the effectiveness of the board and committees on alternate years with completing an evaluation of individual directors. Comments are submitted to and compiled by Furr Resources and a written report is provided to the chairman. The results of the evaluation are shared with the directors as a whole or individually, as appropriate.

Board’s Role in Risk Oversight

Bancorp’s board fulfills a significant role in the oversight of risk in the company both through the actions of the board as a whole and those of its committees. Credit risk is overseen specifically by the Credit and Investment Risk Committee, which monitors asset quality and the adequacy of the allowance for loan and lease losses. This committee also receives regular investment risk profiles and quarterly updates from Bancorp’s Asset Liability Committee to monitor compliance with policies concerning interest rate risk, liquidity risk, and capital adequacy. The Compensation Committee reviews reports on risk to the company associated with incentive compensation plans. The Audit Committee meets regularly with the independent registered public accounting firm to receive reports on the results of the audited financial statements. In addition, the Audit Committee receives internal audit reports that enable it to monitor operational risk throughout the company. Finally, the board receives a quarterly update from the general counsel on any pending large litigation in order to be aware of any potential legal risk facing Bancorp or any of its subsidiaries.

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Board Committees

Bancorp's board of directors has the following standing committees: Audit, Executive and Governance, Nominating, Compensation, and Credit and Investment Risk. The charter for each committee may be found on Bancorp's investor relations web site at www.sandyspringbank.com. Each committee’s function is described as follows:

Audit Committee - The Audit Committee is appointed by the board to assist in monitoring the integrity of the financial statements and financial reporting, including the proper operation of internal control over financial reporting and disclosure controls and procedures in accordance with the Sarbanes-Oxley Act of 2002, compliance with legal and regulatory requirements and the independence and performance of internal and external auditors. The Audit Committee reviews the quarterly earnings press releases, as well as the Forms 10-Q and 10-K prior to filing. All members of the committee meet all requirements and independence standards as defined in applicable law, regulations of the SEC, Nasdaq's listing standards, the Federal Deposit Insurance Act and related regulations. The board has determined that Dennis A. Starliper qualifies as an audit committee financial expert under the Nasdaq listing standards and applicable securities regulations.

Executive and Governance Committee - This committee conducts board business between regular meetings as needed and provides oversight and guidance to the board of directors to ensure that the structure, policies, and processes of the board and its committees facilitate the effective exercise of the board's role in the governance of Bancorp. The committee reviews and evaluates the policies and practices with respect to the size, composition, independence and functioning of the board and its committees as stated in the Corporate Governance Policy. This committee is comprised of the chairmen of the standing committees of the board, the chairman of the board, the president and CEO. In 2012, it was decided that, with the exception of the president and CEO, the same directors would also serve on the Nominating Committee.

Nominating Committee - Members of this committee are independent directors within the meaning of the Nasdaq listing standards. In 2012, it was decided that, with the exception of the president and CEO, the same directors serving on the Executive and Governance Committee would also serve on the Nominating Committee. The Nominating Committee makes recommendations to the board with respect to nominees for election as directors. In exercising its responsibilities, the Nominating Committee considers general criteria and particular goals and needs of Bancorp for additional competencies or characteristics. The committee also has the authority to engage an outside search firm to source qualified candidates. See page 5 for a discussion of the nomination process.

Compensation Committee – Members of this committee are independent directors as defined by the Nasdaq listing standards. The Compensation Committee is responsible for developing Bancorp’s executive compensation philosophy and recommending all elements of compensation for executive officers including base salaries, short term incentive compensation, equity awards, and retirement benefits. In addition, the committee considers other compensation and benefit plans on behalf of the board as required by regulation, and makes recommendations to the board regarding grants and awards under the 2005 Omnibus Stock Plan. The committee is charged with ensuring the compensation plans do not encourage or reward unnecessary or excessive risk-taking by participants. The committee is also responsible for reviewing and making recommendations for non-employee director compensation.

Credit and Investment Risk Committee – The Credit and Investment Risk Committee has responsibility for approving all loans requiring board approval; reviewing and approving all credit-related activities that are required by law or regulation to be approved by the board including, but not limited to: reviewing and approving the adequacy of the allowance for loan and lease losses; monitoring the performance and quality of Bancorp’s credit portfolio; monitoring whether Bancorp’s credit risk management activities are aligned with Bancorp’s overall business strategy; and reviewing and approving Bancorp’s credit risk policies. In addition, the committee reviews and approves all investment-related activities that are required by law or regulation to be approved by the board; monitors the performance and quality of the investment portfolio; monitors whether investment risk management activities are aligned with Bancorp’s risk tolerance and business strategies; and oversees the effectiveness and administration of and compliance with all investment-related policies. The Credit and Investment Risk Committee meets on a monthly basis and will meet by teleconference as needed.

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Current Board Committee Membership and Number of Meetings

Name	Executive & Governance	Audit	Compensation	Credit & Investment Risk	Nominating
Number of meetings in 2012	4	9(1)	4	16	7
Ralph F. Boyd, Jr.				X
Mark E. Friis	X			X	Chairman
Susan D. Goff	X		Co-Chairman		X
Solomon Graham		X	X
Robert E. Henel, Jr.		X		X
Pamela A. Little	X	X	Co-Chairman		X
Gary G. Nakamoto		X	X
Robert L. Orndorff(2)	Chairman	X	X	X	X
Craig A. Ruppert	X			Chairman	X
Daniel J. Schrider	X			X
Dennis A. Starliper	X	Chairman			X
Mei Xu			X

(1) The Audit Committee met 5 times in person and 4 times by teleconference.

(2) As chairman of the board, Mr. Orndorff is an ex officio member of all committees.

Director Attendance at Board and Committee Meetings

Each of Bancorp’s directors takes his and her commitment to serve on the board very seriously as demonstrated by the superior attendance record achieved each year. During 2012, the board held ten regular meetings with overall attendance averaging 97%. In accordance with Bancorp’s Corporate Governance Policy, all incumbent directors attended over 80% of the aggregate of (a) the total number of meetings of the board of directors and (b) the total number of meetings held by all committees on which they served.

Attendance at the Annual Meeting of Shareholders

The board of directors believes it is important for all directors to attend the annual meeting of shareholders to show support for Bancorp and to provide an opportunity to interact with shareholders directly. Bancorp has a policy that directors should attend annual meeting of shareholders unless unable to attend by reason of personal or family illness or pressing matters. All directors attended the 2012 annual meeting, with the exception of Ms. Goff for medical reasons.

Director Compensation

Cash Compensation – Only non-employee directors are compensated for their service as board members. In 2008, the directors of Bancorp elected to reduce their meeting fees and annual retainer by 20% in view of the reduced dividends to shareholders and reduced earnings resulting from the recession. In May 2012, the board elected to restore the meeting fees and annual retainer to the 2008 level. Non-employee directors received an annual retainer of $14,000 and the chairman of the board received $35,000. New directors received a pro-rated annual retainer at the time of their election. Committee chairmen receive an additional retainer as follows: Audit Committee chairman $7,500; Executive & Governance Committee chairman $5,000; Nominating Committee chairman $5,000; Credit & Investment Risk Committee chairman $5,000; and Compensation Committee co-chairman $3,000 each.

In 2012, non-employee directors received $1,100 for attendance at each meeting of the board of directors and $1,000 for attendance at each committee meeting. Directors are encouraged to attend all meetings in person unless the meeting is called by teleconference. Directors who attended an in-person meeting by phone were paid a reduced meeting fee of $500. Directors were not paid for limited-purpose teleconference meetings, and members of the Nominating Committee were not paid when the Executive & Governance Committee met on the same day. Finally, those directors who served on a regional advisory board were paid $600 for each advisory board meeting attended. All directors of Bancorp also serve as directors of Sandy Spring Bank, for which they did not receive any additional compensation. All meetings of the board and its committees are considered joint meetings of the holding company and the principal subsidiary.

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Director Fee Deferral Plan - Directors of Bancorp are eligible to defer all or a portion of their fees under the Director Fee Deferral Plan. In 2012, the amounts deferred accrued interest at 120% of the long-term Applicable Federal Rate which is not considered “above market” or preferential. Except in the case of death or financial emergency, deferred fees and accrued interest are payable only following termination of a director's service. In the event a director dies during active service, the Bank will pay benefits that exceed deferred fees and accrued interest to the extent the Bank owns an insurance policy in effect on the director’s life at the time of death that pays a greater amount than the total of deferred fees and accrued interest.

Director Stock Purchase Plan – Each director of Bancorp has the option of using from 50 to 100% of his or her annual retainer fee to purchase newly issued Bancorp common stock at the current fair market value at the time the retainer is paid in accordance with the plan. Directors make an annual election to participate in advance, and participation in the plan is ratified by the board.

Equity Compensation - Bancorp directors are eligible to receive non-incentive stock options, stock appreciation rights, and restricted stock under the 2005 Omnibus Stock Plan. Options granted under this plan have a maximum term of seven years and an exercise price equal to the closing price of the common stock on the date of grant. Director options are included in the computation of share dilution. In 2012, the board granted 1,314 shares of restricted stock to each of the non-employee directors on March 28th. The shares had a grant date fair value of $19.02 per share for a total fair market value of approximately $25,000. The restricted stock will vest over three years in equal increments, and vesting is accelerated upon the permanent departure from the board other than removal for just cause.

2012 Non-Employee Director Compensation

	Fees Earned or	Stock	Option	All Other
Name	Paid in Cash	Awards	Awards	Compensation	Total
	(1)	(2)	(3)	(4)
Ralph F. Boyd, Jr.(5)	$18,400	$-		$-	$18,400
Mark E. Friis	$45,020	$24,992		$1,318	$71,330
Susan D. Goff	$31,360	$24,992		$1,318	$57,670
Solomon Graham	$29,420	$24,992		$1,318	$55,730
Robert E. Henel, Jr.	$41,520	$24,992		$499	$67,012
Pamela A. Little	$41,320	$24,992		$1,318	$67,630
Gary G. Nakamoto	$31,920	$24,992		$499	$57,412
Robert L. Orndorff	$74,820	$24,992		$1,318	$101,130
David E. Rippeon(6)	$4,320	$-		$296	$4,616
Craig A. Ruppert	$47,720	$24,992		$1,318	$74,030
Dennis A. Starliper	$42,220	$24,992		$1,230	$68,442
Mei Xu(5)	$16,300	$-		$-	$16,300

(1)	All or a portion of the reported cash compensation may be deferred under the Director Fee Deferral Plan. Please see the description of “Director Compensation” on page 11.
(2)	On March 28, 2012 the directors were granted 1,314 shares of restricted stock. The value reported represents the grant date fair value of the award computed in accordance with FASB ASC Topic 718, and based on a grant date stock price of $19.02. On December 31, 2012, directors Friis, Goff, Graham, Little, Orndorff, and Ruppert had 2,706 unvested shares of restricted stock; Mr. Starliper had 2,650 shares; and Messrs. Henel and Nakamoto had 1,314.
(3)	On December 31, 2012, certain directors held vested stock options as follows: Mr. Friis, 2,511; Ms. Goff, 4,140; Mr. Graham, 4,710; Ms. Little, 2,511; Mr. Orndorff, 5,464; and Mr. Ruppert, 4,752. On December 14, 2012, stock options for certain directors expired as follows: Mr. Friis, 788; Ms. Goff, 1,428; Mr. Graham, 1,983; Ms. Little, 788; Mr. Orndorff, 2,372; Mr. Ruppert, 1,717. On December 11, 2012, stock options expired as follows: Ms. Goff, 662; Mr. Graham, 266; Mr. Orndorff, 1,229; Mr. Ruppert, 746.
(4)	Amounts in this column represent dividends paid on unvested restricted stock.
(5)	Mr. Boyd and Ms. Xu joined the board on August 29, 2012.
(6)	Mr. Rippeon retired from the board on May 2, 2012. Per the terms of the individual grant agreements 1,336 shares vested immediately and 56 shares were forfeited.

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Stock Ownership of Certain Beneficial Owners

The following table sets forth information as of February 8, 2013, with respect to the shares of common stock beneficially owned by each director and director nominee, by the 2012 named executive officers, and by all directors and executive officers of Bancorp as a group. No individual holds more than 1% of the total outstanding shares of common stock. All directors and officers as a group own 2.6% of Bancorp’s outstanding common stock.

Name	Shares Owned (1) (2)	Restricted Stock	Shares That May Be Acquired Within 60 Days by Exercising Options (3)	Total
Ralph F. Boyd, Jr.	82	-	-	82
Mark E. Friis	29,904	2,706	2,511	35,121
Susan D. Goff	19,375	2,706	4,140	26,221
Solomon Graham	19,715	2,706	4,710	27,131
Robert E. Henel, Jr.	3,386	1,314	-	4,700
Pamela A. Little	12,988	2,706	2,511	18,205
Gary G. Nakamoto	1,075	1,314	-	2,389
Robert L. Orndorff	158,839	2,706	5,464	167,009
Craig A. Ruppert	61,400	2,706	4,752	68,858
Dennis A. Starliper	3,335	2,650	-	5,985
Mei Xu	1,060	-	-	1,060
Daniel J. Schrider (4)	19,445	33,287	26,625	79,357
Philip J. Mantua(5)	17,831	16,570	19,000	53,401
Joseph J. O’Brien(6)	11,801	17,458	8,750	38,009
R. Louis Caceres(7)	16,501	18,010	21,050	55,561
Jeffrey A. Welch(8)	7,038	15,451	-	22,489
All directors and executive officers as a group (18 persons)	393,027	140,455	118,820	652,302
(1)	Under the rules of the SEC, an individual is considered to "beneficially own" any share of common stock which he or she, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares: (a) voting power, which includes the power to vote, or to direct the voting of, such security; and/or (b) investment power, which includes the power to dispose, or to direct the disposition, of such security.
(2)	Only whole shares appear in the table. Fractional shares that may arise from participation in the dividend reinvestment plan are not shown.
(3)	Includes stock options exercisable as of February 8, 2013 and within 60 days thereafter.
(4)	Mr. Schrider’s shares include 6,644 shares held through employee benefit plans. Stock options previously granted to Mr. Schrider for 4,700 and 6,395 shares expired on December 11 and 14, 2012 respectively.
(5)	Mr. Mantua’s shares include 11,189 shares held through employee benefit plans. Stock options previously granted to Mr. Mantua for 1,750 and 2,743 shares expired on December 11 and 14, 2012 respectively.
(6)	Mr. O’Brien’s shares include 3,630 shares held through employee benefit plans.
(7)	Stock options previously granted to Mr. Caceres for 4,700 and 6,395 shares expired on December 11 and 14, 2012 respectively.
(8)	Mr. Welch’s shares include 2,553 shares held through employee benefit plans.

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Owners of More than 5% of Common Stock

The following table shows the stock beneficially owned by the person or entity known by Bancorp to beneficially own more than 5% of Bancorp’s outstanding common stock as of December 31, 2012.

Name	Amount and Nature of Beneficial Ownership(1)	Percentage of Shares Outstanding(1)
Columbia Wanger Asset Management LLC 227 West Monroe Street Ste 3000, Chicago, IL 60606	1,615,832	6.4%
T. Rowe Price Associates, Inc. 100 East Pratt Street, Baltimore, MD 21202	1,478,730	5.9%
BlackRock, Inc. 40 East 52nd Street, New York, NY 10022	1,439,716	5.8%
(1)	Based on a Schedule 13G filed with the Securities and Exchange Commission, which reported beneficial ownership as of December 31, 2012.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that Bancorp's executive officers and directors, and any persons who own more than ten percent of a registered class of Bancorp's equity securities file reports of ownership and changes in ownership with the SEC. Specific dates for such filings have been established by the SEC, and Bancorp is required to report in this proxy statement any failure to file reports in a timely manner in 2012. In March 2012, all executive officers had shares of vested restricted stock withheld for the purpose of paying tax obligations. The shares withheld were not reported on Form 4 at the time of vesting, and were reported on a Form 5 on February 8, 2013. With this noted exception and based solely on the review of the copies of forms it has received and the written representation from each person, all of Bancorp's executive officers and directors have complied with filing requirements applicable to them with respect to transactions during 2012.

Transactions and Relationships with Management

Directors and officers of Bancorp obtain banking products and services from Sandy Spring Bank in the ordinary course of business. Such services may include but are not limited to deposit accounts, loans, trust services, asset management, and insurance for personal or business needs. These products and services are provided on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to Bancorp and the Bank. In the opinion of management, these transactions do not involve more than the normal risk of collectability or present other unfavorable features.

Related party transactions involving executive officers or directors, as defined in Item 404 of SEC Regulation S-K, are subject to review by the board. As required by federal regulations, extensions of credit by the Bank to directors and executive officers are subject to the procedural and financial requirements of Regulation O of the Board of Governors of the Federal Reserve System, which generally require advance approval of such transactions by disinterested directors. Extensions of credit to directors or officers of Bancorp and Bank are subject to approval by the disinterested members of the Credit & Investment Risk Committee. If total exposure to an officer or director exceeds $500,000, extensions of credit to that officer or director are subject to approval by all disinterested directors on the board. Related party transactions as defined in Item 404 (generally, any financial transactions, arrangements, or relationships, regardless of dollar amount, other than extensions of credit and bank deposits) are reviewed by the independent directors with the affected director not present or voting.

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Compensation Discussion and Analysis

The following discussion and analysis is intended to provide shareholders with a detailed description of Bancorp's executive compensation philosophy, components, and the factors used by the Compensation Committee (or “committee” within this section) for determining executive compensation in 2012. This discussion should be read in conjunction with the compensation tables and accompanying narrative that can be found starting on page 25. The analysis concentrates on compensation for the named executive officers for 2012 who are described as follows. More detailed biographical information may be found on the Investor Relations page of www.sandyspringbank.com.

Daniel J. Schrider, 48, President and Chief Executive Officer

Mr. Schrider was named President and CEO on January 1, 2009 in a planned succession from the company’s prior leadership. At that time he was also named to the board of directors. Mr. Schrider has worked for Sandy Spring Bank for 24 years primarily in the area of commercial banking.

Philip J. Mantua, 54, EVP and Chief Financial Officer

Mr. Mantua was named CFO of Bancorp in 2004. He joined Sandy Spring Bank in 1999 as Director of Managerial Accounting after working 15 years in the consulting and research field related to strategic planning and asset/liability systems for financial institutions.

Joseph J. O’Brien, Jr., 49, EVP for Commercial and Retail Banking

Mr. O’Brien was hired in 2007 as the market president for Northern Virginia having been the Chief Lending Officer for the former Mercantile Potomac Bank. In 2009, Mr. O’Brien’s scope of responsibility was expanded to all of commercial banking for Sandy Spring Bank and retail banking was added in 2011.

R. Louis Caceres, 50, EVP for Wealth Management, Insurance and Mortgage

Mr. Caceres joined Sandy Spring Bank in 1999 as retail sales leader with a strong background in retail and personal investment banking. He was named to executive management in 2002 and today leads the wealth management, insurance, and mortgage business lines including the Bank’s subsidiaries: West Financial Services, Inc. and Sandy Spring Insurance Corporation.

Jeffrey A. Welch, 53, EVP and Chief Credit Officer

Mr. Welch was hired as Chief Credit Officer in 2008. Prior to Sandy Spring, he worked as a Senior Credit Officer for a large regional bank. He has over 30 years of experience in commercial lending, commercial real estate lending and loan review.

Summary of 2012 Performance

Bancorp posted another excellent year of performance in 2012, as evidenced by the following accomplishments:

•	41% increase in dividends to shareholders
•	18% growth in pre-tax, pre-provision, and pre-merger expense net income
•	8% growth in noninterest income
•	7% growth in net income
•	13% growth in total loans, including 6% from organic sources
•	10% growth in total deposits, including a 30% increase in noninterest-bearing deposits
•	27% decrease in nonperforming loans
•	4% improvement in the efficiency ratio (non-GAAP)

In addition, management completed a highly successful acquisition of CommerceFirst Bancorp in the second quarter and achieved immediate contribution to net income, and the net interest margin expanded from 3.57% in 2011 to 3.60% in 2012 despite the record low rate environment.

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Review of Compensation-Related Decisions Since Last Proxy Statement

On December 12, 2012, the board approved a “Clawback Policy” as recommended by the committee. The policy allows Bancorp to recover any overpayment of incentive compensation to executives resulting from an accounting restatement (See Clawback Policy on page 23).

On March 7, 2013, the employment agreement with Mr. Schrider was amended to remove the tax gross-up payment in connection with a change in control (See page 28 for more details).

On March 7, 2013, the employment agreements for Messrs. Mantua and O’Brien and the change in control agreements for Messrs. Caceres and Welch were amended to revise the conditions that would constitute “good reason” in the event of a change in control. The amended agreements no longer permit the executive to resign for any reason following a change in control and receive severance benefits (See pages 29 - 31for more details).

“Say On Pay” Vote

On May 2, 2012, shareholders were asked to vote on a non-binding resolution to approve the compensation for the named executive officers commonly referred to as “say on pay.” The resolution was approved with a 73% majority vote, a reduction from 95% in 2011 and 86% in 2010. The committee believes the reduced support from shareholders was due to a concern expressed by Institutional Shareholder Services, Inc. (“ISS”) regarding change in control severance benefits provided for certain named executive officers.

In response to the shareholder vote, the committee requested a report on the trends present among peer banks concerning change in control severance benefits. After careful consideration of the results of the research and the trends among publicly-traded companies in general, the decision was made to amend existing employment and change in control agreements with executive officers as noted above.

Overall Compensation Philosophy & Guiding Principles

Bancorp’s executive compensation philosophy has several objectives:

•	to attract, retain, and motivate top executive talent;
•	to align overall compensation to company performance;
•	to link executive interests with shareholder interests;
•	to reward a balanced approach to short and long-term performance; and
•	to ensure executives are not encouraged or rewarded for taking excessive or unnecessary risk.

The committee strives to ensure the executives have a market-driven level of base compensation and benefits, with the opportunity for significant short and long-term rewards tied to company performance and shareholder value. Overall, 50 to 60% of total direct compensation is from variable, performance-based pay.

The primary elements of direct compensation are base salary, annual performance-based incentive compensation, and long-term equity-based compensation, and all of these compensation elements are externally benchmarked against comparably-sized banks within a defined geographic market.

Direct Compensation

Base Salary

Base salary is a fundamental element of executive compensation, and the committee reviews salaries in March in conjunction with annual performance appraisals for the preceding year. In determining base salaries, the committee considers the executive's qualifications and experience, scope of responsibilities, the goals and objectives established for the executive, the executive's past performance, as well as competitive salary practices at financial institutions in the benchmarking peer group (see "Pay Levels and Benchmarking" on page 22). The committee seeks to pay a base salary relative to the median of the peer group. Generally, below median would be for newly appointed or developing executives while above median would be for experienced, long-term, and high performing executives.

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The following table shows the base salary changes made in 2012:

Executive	2011 Base Salary	Amount of Increase	2012 Base Salary Eff. April 1, 2012	Percent Increase
Daniel J. Schrider	$468,000	$19,000	$487,000	4.06%
Philip J. Mantua	$265,000	$20,000	$285,000	7.55%
Joseph J. O’Brien, Jr.	$290,000	$20,000	$310,000	6.90%
R. Louis Caceres	$276,000	$14,000	$290,000	5.07%
Jeffrey A. Welch	$265,000	$15,000	$280,000	5.66%

Performance-Based Incentive Compensation

The Executive Team Incentive Plan (ETIP) is intended to provide executive participants a significant, plan-based incentive opportunity tied to specific corporate goals identified and approved by the board. The 2012 incentive opportunity was benchmarked conservatively against peer banks and then adjusted so that executive participants would receive 62.5% of the benchmarked target (“Adjusted Target”) upon achievement of plan goals.

Executive	2012 ETIP Incentive Award Opportunity Benchmarked Against Market Median Levels	2012 ETIP Incentive Award Opportunity at “Adjusted Target” 62.5%
Daniel J. Schrider	45.00%	28.125%
Philip J. Mantua	35.00%	21.875%
Joseph J. O’Brien, Jr.	35.00%	21.875%
R. Louis Caceres	35.00%	21.875%
Jeffrey A. Welch	30.00%	18.750%

The corporate goals were tied directly to Bancorp’s 2012 financial plan and were selected because they contribute to the long-term viability of the company; develop immediate and future revenue; and build Bancorp’s general franchise value. The committee also believes that having multiple goals provides the balanced approach that is consistent with Bancorp’s compensation philosophy while discouraging excessive risk-taking by participants.

Each goal was given a “threshold” or minimum performance level, a “target” level of performance equal to the 2012 financial plan and a “maximum” level at which the award opportunity was capped. For achievement of threshold level, each executive participant would earn 33% of his respective incentive opportunity. Achievement of the target performance level would earn the Adjusted Target, and achievement of the maximum performance level would earn 100% of the incentive opportunity. The ETIP was capped at 100% of the incentive opportunity. Results for any goal that fell between performance levels were interpolated to calculate a proportionate incentive amount.

The incentive opportunity was considered to be conservative and encouraged management to exceed the 2012 financial plan, including by leveraging the CommerceFirst Bancorp acquisition. By achieving 2012 goals, participants would receive the Adjusted Target, or 62.5% of the bonus award opportunity, which was calculated to be comparable to the amount earned in 2011.

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A minimum goal of 90% of planned net income was established as a trigger to achieve before any award would be paid and was exceeded. Per the terms of the ETIP, the committee exercised its discretion over the award and approved the payment to the executive participants.

The corporate goals, respective weights and results for 2012 were:

Performance Goal	Weight	Percentage of Incentive Opportunity Earned	Contribution to Cash Award (Wgt x % Earned)
Pre-tax, Pre-provision, Net Income Growth(1)	25%	100.00%	25.000%
Fee-based Revenue Growth(2)	15%	100.00%	15.000%
Efficiency Ratio (non-GAAP)(1)	15%	100.00%	15.000%
NPAs to Total Assets	15%	100.00%	15.000%
Average Loan Growth	15%	59.91%	8.987%
Average Core Deposit Growth(3)	15%	100.00%	15.000%
Percentage of Incentive Opportunity Earned			93.987%
(1)	Excludes one-time merger costs associated with CommerceFirst Bancorp.
(2)	Fee-based revenue sources were defined as gains on sale of mortgages, insurance commissions, investment services income, revenue from West Financial Services, and trust fee income.
(3)	Core deposits were defined as checking and savings accounts, money market accounts, and repurchase agreements.

For 2012, the incentive opportunity and cash awards for ETIP were:

Executive	Base Salary	2012 ETIP Incentive Award Opportunity at 100% of Target	2012 ETIP Incentive Award Opportunity Earned at 93.987% of Target	2012 ETIP Incentive Award Earned at 93.987% of Target
Daniel J. Schrider	$487,000	45.00%	42.294%	$205,973
Philip J. Mantua	$285,000	35.00%	32.895%	$93,752
Joseph J. O’Brien, Jr.	$310,000	35.00%	32.895%	$101,976
R. Louis Caceres	$290,000	35.00%	32.895%	$95,397
Jeffrey A. Welch	$280,000	30.00%	28.196%	$78,949

Long-Term, Equity-Based Compensation

Bancorp’s compensation philosophy identifies equity-based compensation as among the most effective means of creating a link between the interests of Bancorp's shareholders, the performance of the company and executive management. In 2012, the committee utilized restricted stock to accomplish this objective.

Awards of restricted stock are granted under Bancorp’s 2005 Omnibus Stock Plan. The committee has responsibility for administering the Omnibus Stock Plan, and the committee recommends grants to the executives for approval by the independent members of the board acting as the Stock Option Committee. The committee may consider grants at any time during the year. However, the committee traditionally considers equity awards in March in conjunction with the annual appraisal process. Therefore, the awards made in March 2012 were intended to recognize 2011 results and were expressed as a percentage of base salary as of December 31, 2011.

After consideration of 2011 performance and a review of peer group data for long-term compensation, the following recommendations for restricted stock awards represented as a percentage of base salary were approved by the board on March 28, 2012:

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Executive	Salary as of 12/31/2011	Equity Award as a percentage of salary	Economic Value of Equity	Market-based Compensation Median Guidelines(1) (% of base salary)
Daniel J. Schrider	$468,000	45%	$210,600	45%
Philip J. Mantua	$265,000	30%	$79,500	30%
Joseph J. O'Brien, Jr.	$290,000	35%	$101,500	35%
R. Louis Caceres	$276,000	35%	$96,600	35%
Jeffrey A. Welch	$265,000	30%	$79,500	30%
(1)Data	provided by Pearl Meyer & Partners.

Per the terms of the 2005 Omnibus Stock Plan, the number of shares in the restricted stock award was determined by the closing stock price on the grant date. The actual number of shares was rounded to the nearest whole share. These awards of restricted stock vest ratably over five years and support a goal of retention of key leaders. Additional detail is provided in the Grants of Plan-Based Awards table on page 27.

Deferred Compensation and Retirement Benefits

Executive Incentive Retirement Plan (EIRP)

All of the named executive officers participate in the Executive Incentive Retirement Plan (EIRP). The EIRP replaced Supplemental Executive Retirement Agreements (SERAs) with the executive officers in 2008. Prior balances carried over from the SERAs vest over a period of 15 years and automatically vest upon the executive’s death or disability or upon a change in control. Deferral bonuses and earnings paid under the EIRP vest immediately.

The executive’s vested account balance in the EIRP (including balances accrued under the former SERAs) will be distributed to the executive following termination of employment either in a lump sum or in installments, at the election of the executive. No payments will be made to an executive who is terminated for just cause as defined in the plan.

Earnings on EIRP balances accrue at an interest rate equal to 120% of the long-term Applicable Federal Rate (AFR), adjusted monthly. By tying the interest rate to this standard, the EIRP provides an attractive rate of interest that is not considered “above market.”

In 2011, the EIRP was amended to provide a minimum, guaranteed annual deferral bonus of 3% of base salary. There were several purposes for establishing the minimum payment including: the creation of a desirable plan that will attract and retain executive talent; provision for some stability for retirement planning; and to help bridge the gap that commonly occurs for executives whose base pay exceeds the maximum allowable compensation levels established for other retirement plans such as 401(k).

The EIRP requires the board to establish specific criteria each year to determine the amount of the deferral bonus to be paid over the guaranteed minimum. For 2012, the board established the attainment of return on average assets compared to peer banks. Due to the potential for volatility in the peer group data, the committee used the median of peer data rather than average in order to eliminate any outlying results. The schedule for the 2012 Deferral Bonus was approved as follows:

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Return on Average Assets Percentile Versus Peer Group	Deferral Bonus for Executive Officers % of Base Salary	Deferral Bonus for President & CEO % of Base Salary
80% or below	minimum 3.000%	minimum 3.000%
81% to 90%	4.500%	5.125%
91% to 100%	6.500%	7.250%
101% to 110%	7.500%	9.375%
111% to 120%	9.000%	11.500%
121% to 130%	10.500%	13.625%
131% to 140%	12.000%	15.750%
141% to 150%	13.500%	17.875%
151% or above	15.000%	20.000%

Bancorp’s return on average assets for 2012 was .97% compared to the peer group median of .93%, or 104% of the peer group average, resulting in a deferral bonus for Mr. Schrider of 9.375% of salary and for the other executive officers of 7.5% as shown above. Results are further described in the Grants of Plan-Based Awards table on page 27.

401(k) Plan

The named executive officers are eligible to participate in benefit plans available to all employees, including the Sandy Spring Bancorp, Inc., Cash and Deferred Profit Sharing Plan (“401(k) Plan”). The 401(k) Plan provides a 100% match on the first 3% of salary deferred and a 50% on the next 2% of salary deferred up to the maximum allowed by the IRS regulations.

Pension Plan

The Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) was generally available to employees through December 31, 2007 at which time the Pension Plan was frozen. Of the named executive officers, Mr. Schrider, Mr. Mantua, and Mr. Caceres are participants. The accumulated benefit for each may be found on page 28.

Benefits under the Pension Plan are provided on a 10-year certain and life basis and are not subject to deduction for Social Security or other offset amounts. Earnings covered by the Pension Plan are total wages, including elective pre-tax contributions under Section 401(k) of the Internal Revenue Code, bonuses, and other cash compensation, which for the named executive officers correspond, in general, to the total of the amounts in the "Salary" and "Non-Equity Incentive Plan Compensation" columns in the Summary Compensation Table on page 25, up to a total of $250,000 in 2012.

The Pension Plan benefit equals the sum of three parts: (a) the benefit accrued as of December 31, 2000, based on the formula of 1.5% of highest five-year average salary as of that date times years of service as of that date, plus (b) 1.75% of each year's earnings after December 31, 2000 (1.75% of career average earnings) through December 31, 2005, and (c) 1.0% of each year's earnings thereafter. The Pension Plan permits early retirement at age 55 after at least 10 years of service completed after December 31, 2000.

Business-Related Benefits and Perquisites

The committee believes that perquisites should be limited in scope and have a business-related purpose. The committee periodically reviews perquisites to ensure alignment with the desired philosophy. The committee approves specific perquisites or benefits for individuals based on the needs of the position.

In 2012, perquisites for all of the named executive officers included eligibility for a company-paid supplemental long-term disability insurance policy and a long-term care insurance policy, and a comprehensive executive health screening the values for which are represented under “All Other Compensation” in the Summary of Compensation table on page 25.

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In addition, Mr. Schrider receives the use of a company-paid vehicle. Mr. Caceres and Mr. O’Brien each receive a car allowance of $1,000 per month. Mr. O’Brien maintains a membership, at company expense, at a country club in Northern Virginia for business development purposes. Mr. O’Brien reimburses the Company for personal use of the membership. Mr. Schrider, Mr. Mantua, and Mr. Caceres have access to a corporate membership at a local country club for business purposes.

Role of Management, the Compensation Committee, and Compensation Consultants in the Executive Compensation Process

Role of Independent Compensation Consultant

In 2012, the Compensation Committee was advised by Pearl Meyer & Partners, LLC (PM&P), an independent consulting firm specializing in executive compensation. PM&P was engaged by the Compensation Committee for the sole purpose of providing market data, information on compensation trends, and commentary and analysis relating to executive and director compensation. PM&P was not engaged for any other purpose by any other affiliate of Bancorp. The aggregate fees paid to the consultant on an annual basis were not material, and the board is unaware of any personal or business relationship between PM&P and any member of the Compensation Committee.

In general, PM&P provided compensation benchmarking and analytical data and rendered advice to the committee regarding all aspects of the committee's compensation decisions. The committee had direct access to the consultant and control over the engagement. PM&P was engaged to 1) conduct a review and competitive assessment of total compensation and benefits for all executive officers, 2) provide a comprehensive assessment of the competitiveness and effectiveness of the total executive compensation programs, 3) assist in the identification of relevant peer groups, and provide market data used by the committee for benchmarking, and 4) provide advice regarding levels and components of compensation for each named executive officer. In addition, for 2012, PM&P was engaged to complete a comparative analysis of non-employee director compensation.

Role of Management

In 2012, Mr. Schrider and the executive officers, as customary, were responsible for the development of Bancorp’s annual business and financial plans, which were reviewed and approved by the board of directors. The business plan provided the foundation for setting performance goals and targets to be achieved during the fiscal year and included in incentive compensation plans.

Based on the information provided by PM&P and at the direction of the committee, Mr. Schrider developed recommendations for executive compensation other than his own. Ronald E. Kuykendall, Bancorp’s General Counsel, provided the committee with legal interpretation and guidance on governance issues. Mr. Mantua provided the committee with information regarding company performance and comparisons of Bancorp’s performance with peer bank performance.

Messrs. Schrider, Mantua, and Kuykendall, as well as other members of management regularly attended portions of the Compensation Committee meetings where company performance, market considerations, and legal analyses were discussed. Management was not present during final deliberations and only committee members voted on executive compensation matters.

Role of the Compensation Committee

The basic responsibilities of the Compensation Committee are to review, recommend or approve compensation policies applicable to the named executive officers, including participation and performance measures; to consider the relationship of corporate performance to total compensation; to recommend salary and bonus levels and equity-based awards for executive officers for consideration by the board of directors; and to review the adequacy and effectiveness of various compensation and benefit plans and succession planning of Bancorp. The co-chairmen of the committee reported committee actions or recommendations to the board of directors following each committee meeting.

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The CEO evaluation process was coordinated by Furr Resources, Inc., and involved receiving feedback from each director separately and anonymously for compilation. The Executive and Governance Committee reviewed the compiled evaluation and provided feedback to Mr. Schrider. The Compensation Committee used the results of this evaluation in compensation decisions concerning Mr. Schrider.

Decisions regarding compensation for the named executive officers were made by the committee with consideration given to recommendations from Mr. Schrider and PM&P. Decisions by the committee with respect to compensation were approved by the board of directors.

The committee has the authority to obtain advice and assistance from internal or external legal, human resources, accounting or other experts, advisors, or consultants as it deems desirable or appropriate. The committee has sole authority to retain and terminate any compensation consultant and to approve the fee and the terms of engagement. Details on the committee's functions are described in its charter, which has been approved by the board of directors and is available on Bancorp’s Investor Relations web site maintained at www.sandyspringbank.com.

Factors for Determining Compensation

Bancorp’s Goal Setting for Compensation Purposes

On an annual basis, the board of directors approves Bancorp’s annual financial plan. This plan is designed to support a multi-year strategic plan by setting annual targets for achievement. Once the financial plan is approved by the board of directors, the performance goals for the ETIP and EIRP are derived directly from the stated target financial results. Mr. Schrider and Mr. Mantua report on the performance of Bancorp to the board of directors at each regularly scheduled meeting.

Pay Levels and Benchmarking

Pay levels for executives are determined using a number of factors, including: the individual's role and job responsibilities; the individual's experience and expertise; the pay levels of internal peers; pay levels in the competitive market for similar positions; performance and contribution of the individual; and performance of Bancorp as a whole. Each of these factors is analyzed as part of the compensation review process, with an emphasis placed on company performance and market information.

The committee assessed competitive market compensation using a number of data sources in order to gauge industry practices of other banking organizations including information publicly disclosed by a selected peer group of publicly-traded banking organizations. The specific elements of compensation reviewed as part of this comparable company analysis included base salaries, annual performance bonuses, and long-term incentives relative to the peer group. Matches to proxy compensation data were made based on the role of the executive, rather than rank to ensure a better comparison.

The peer group used in 2012 was compiled by PM&P and approved by the committee. It includes publicly-traded banking organizations of similar asset size in the geographic region. The peer group is reviewed and updated annually for appropriateness and compatibility. For 2012, the committee approved the inclusion of banks in New York in the peer group as well as banks identified in the states of Maryland, Delaware, Pennsylvania, Virginia, West Virginia, Ohio, New Jersey and North Carolina so as to provide a broad market perspective. The following group of 24 peer banking institutions was used by Bancorp for 2012:

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Cardinal Financial Corporation	VA	Park National Corporation	OH
City Holding Company	WV	StellarOne Corporation	VA
Community Bank System, Inc.	NY	Sterling Bancorp	NY
Eagle Bancorp, Inc.	MD	S&T Bancorp, Inc	PA
First Bancorp, Inc.	NC	Sun Bancorp, Inc.	NJ
First Commonwealth Financial Corp	PA	Tompkins Financial Corporation	NY
First Community Bancshares, Inc.	VA	TowneBank	VA
First Financial Bancorp	OH	Union First Market Bankshares	VA
Hampton Roads Bankshares, Inc.	VA	United Bankshares, Inc.	WV
Hudson Valley Holding Corp.	NY	Virginia Commerce Bancorp, Inc.	VA
Lakeland Bancorp, Inc.	NJ	WesBanco, Inc.	WV
NBT Bancorp, Inc.	NY	Yadkin Valley Financial Corporation	NC

The peer group data was drawn from 2011 proxy statements reporting 2010 data. As of December 31, 2011, the banks listed above were between approximately $2 and $8 billion in total assets, with a median asset size of approximately $3.3 billion which placed Bancorp at the 58th percentile in asset size. PM&P applied customary statistical tools to compensate for the age of the data and the geographic cost of living differences between the regional peer group and the greater Washington, D.C., metropolitan area.

Committee Discretion and Final Compensation Decisions

The committee retains the discretion to decrease all forms of incentive payouts based on significant individual or Bancorp performance shortfalls. The committee also retains the discretion to increase awards or consider special awards for significant performance, or due to subjective factors. No discretionary adjustments or special awards were made in 2012.

Clawback Policy

In December 2012, the committee recommended and the board approved a Policy for the Recovery of Performance Compensation, also known as a clawback policy. This policy was approved in anticipation of the final rules to be issued under The Dodd-Frank Act.

The policy states that in the event Bancorp is required to prepare an accounting restatement due to the material noncompliance by Bancorp with any financial reporting requirement under the securities laws, Bancorp, at the direction and sole discretion of the Compensation Committee and the board of directors, will recover from any current or former executive officer of the Company who received incentive-based compensation (including stock options awarded as compensation) during the three years preceding the date on which Bancorp is required to prepare the accounting restatement, based on the erroneous data, in excess of what would have been paid to the executive officer under the accounting restatement.

Impact of Accounting and Tax on the Form of Compensation

The committee and Bancorp consider the accounting and tax (individual and corporate) consequences of the compensation plans prior to making any changes to the plans. The committee has considered the impact of FASB ASC Topic 718, which Bancorp adopted on January 1, 2006, on Bancorp's use of equity-based awards. This consideration factored heavily in the decision to use a mix of restricted stock and stock options beginning in 2006. The committee also considered the limits on deductibility of compensation imposed by Section 162(m) of the Internal Revenue Code (the Code) with respect to annual compensation exceeding $1 million, and Section 280(G) of the Code with respect to change in control payments exceeding specified limits.

Risk Assessment of Compensation Policies and Practices

The committee, in consultation with management, has previously assessed the compensation policies and practices applicable to the named executive officers. The committee is in agreement that the compensation plans, policies, and practices of Bancorp do not encourage or motivate executive officers to take unnecessary or excessive risks that would pose a material threat to Bancorp.

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Stock Ownership Guidelines

Bancorp does not currently have a formal stock ownership requirement for executives. However, all of the executive officers own Bancorp common stock, and their ownership interests have increased through awards of restricted stock and voluntary participation in employee benefit plans to the point where, excluding options, each holds at least one time their respective base salary, and Messrs. Schrider and Mantua hold two times base salary. Bancorp retains the discretion to implement a minimum ownership requirement of mandatory holding period for shares received under the equity compensation plan.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on this review and discussion, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2012.

March 6, 2013

Susan D. Goff, Co-Chairman

Pamela A. Little, Co-Chairman

Solomon Graham

Gary G. Nakamoto

Robert L. Orndorff

Mei Xu

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Executive Compensation Tables

Summary of Compensation Table

The following table summarizes compensation earned by or awarded to Bancorp's named executive officers for the three most recent completed fiscal years.

Name and Principal Position	Year	Salary	Stock Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value & Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
			(1)	(2)	(3)	(4)
Daniel J. Schrider	2012	$481,885	$210,608	$258,016	$8,401	$41,800	$1,000,709
President & Chief	2011	$463,154	$202,506	$174,589	$7,905	$34,515	$882,669
Executive Officer	2010	$450,000	$202,500	$7,975	$35,493	$24,267	$720,235
Philip J. Mantua	2012	$279,615	$79,504	$123,817	$5,803	$22,099	$510,838
Executive Vice	2011	$262,308	$114,757	$80,382	$5,449	$15,494	$478,390
President & CFO	2010	$250,962	$114,750	$12,142	$20,569	$10,705	$409,128
Joseph J. O'Brien, Jr.	2012	$304,615	$101,491	$127,636	$-	$39,235	$572,977
Executive Vice	2011	$283,319	$119,242	$86,550	$-	$33,887	$522,998
President	2010	$264,758	$119,250	$2,740	$-	$39,093	$425,841
R. Louis Caceres	2012	$286,231	$96,603	$124,021	$6,847	$39,898	$553,600
Executive Vice	2011	$273,088	$119,242	$88,882	5,955	$35,514	$522,681
President	2010	$263,654	$119,250	$9,412	$27,122	$29,770	$449,208
Jeffrey A. Welch	2012	$275,962	$79,504	$100,466	$-	$28,198	$484,130
Executive Vice	2011	$260,962	$112,495	$68,764	$-	$23,741	$465,962
President

(1)	Represents the grant date fair value for the awards computed in accordance with FASB ASC Topic 718 (see Note 13 to the Consolidated Financial Statements in Bancorp’s Annual Report on Form 10-K).
(2)	2012 and 2011 include payments from the Executive Team Incentive Plan (ETIP), Executive Incentive Retirement Plan (EIRP) and earnings on existing balances within the EIRP. For 2010, the values in this column represent only the earnings on existing balances in the Executive Incentive Retirement Plan (EIRP). There were no payments made under the EIRP or the Executive Time Incentive Plan (ETIP) in 2010.
(3)	This column presents the change in present value of the accumulated benefit with respect to Bancorp's Pension Plan for each year. The Pension Plan was frozen in 2007. See the table of Pension Benefits on page 28.
(4)	This column consists of other items of compensation and the value of perquisites and personal benefits for the named executive officers including as applicable: car allowance, educational benefits, supplemental long term care and disability insurance, 401(k) matching funds, dividends on unvested restricted stock, executive health screening and life insurance premiums. Mr. Schrider also has the use of a company-owned vehicle. Mr. Schrider received $15,924.46 in dividends on restricted stock; Messrs. O’Brien and Caceres received $12,000 each in car allowance; and Messrs. Schrider, O’Brien, Caceres, and Welch received $10,000 each in 401(k) matching funds.

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Outstanding Equity Awards at Fiscal Year End

This table shows the outstanding equity awards to the named executive officers at December 31, 2012.

		Option Awards				Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
		(#)(1)	(#)	($)		(#)(1)		($)(2)
Daniel J. Schrider	12/17/2003	5,000	-	38.91	12/17/2013		-	-
	12/15/2004	6,625	-	38.00	12/15/2014		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	10,000	-	27.96	3/26/2015	(3)	500	9,710
	3/25/3009	-	-	-	-	(4)	4,946	96,051
	3/31/2010	-	-	-	-	(5)	8,100	157,302
	3/30/2011	-	-	-	-	(6)	8,668	168,333
	3/28/2012	-	-	-	-	(7)	11,073	215,038
Philip J. Mantua	12/17/2003	2,200	-	38.91	12/17/2013		-	-
	12/15/2004	6,050	-	38.00	12/15/2014		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	5,750	-	27.96	3/26/2015	(3)	250	4,855
	3/25/2009	-	-	-	-	(4)	2,638	51,230
	3/31/2010	-	-	-	-	(5)	4,590	89,138
	3/30/2011	-	-	-	-	(6)	4,912	95,391
	3/28/2012	-	-	-	-	(7)	4,180	81,176
Joseph J. O’Brien, Jr.	7/23/2007	2,500	-	28.59	7/23/2014		-	-
	12/19/2007	1,250	-	29.44	12/19/2014		-	-
	3/26/2008	5,000	-	27.96	3/26/2015	(3)	200	3,884
	3/25/2009	-	-	-	-	(4)	2,048	39,772
	3/31/2010	-	-	-	-	(5)	4,770	92,633
	3/30/2011	-	-	-	-	(6)	5,104	99,120
	3/28/2012	-	-	-	-	(7)	5,336	103,625
R. Louis Caceres	12/17/2003	5,000	-	38.91	12/17/2013		-	-
	12/15/2004	6,050	-	38.00	12/15/2014		-	-
	12/13/2006	5,000	-	37.40	12/13/2013		-	-
	3/26/2008	5,000	-	27.96	3/26/2015	(3)	200	3,884
	3/25/2009	-	-	-	-	(4)	2,857	55,483
	3/31/2010	-	-	-	-	(5)	4,770	92,633
	3/30/2011	-	-	-	-	(6)	5,104	99,120
	3/28/2012	-	-	-	-	(7)	5,079	98,634
Jeffrey A. Welch	3/25/2009	-	-	-	-	(4)	1,956	37,986
	3/31/2010	-	-	-	-	(5)	4,500	87,390
	3/30/2011	-	-	-	-	(6)	4,815	93,507
	3/28/2012	-	-	-	-	(7)	4,180	81,176
(1)	All outstanding equity awards were issued under the 1999 Stock Option Plan or the 2005 Omnibus Stock Plan.
(2)	Aggregate market values are based upon the closing price of $19.42 on December 31, 2012.
(3)	Remaining shares granted on March 26, 2008 will vest ratably on the anniversary of the grant through 2013.
(4)	Remaining shares granted on March 25, 2009 will vest ratably on the anniversary of the grant through 2014.
(5)	Remaining shares granted on March 31, 2010 will vest ratably on the anniversary of the grant through 2015

(6) Remaining shares granted on March 30, 2011 will vest ratably on the anniversary of the grant through 2016.

(7)	Shares granted on March 28, 2012 will vest ratably on the anniversary of the grant through 2017.

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Grants of Plan-Based Awards

The following table sets forth information on plan-based awards made to the named executive officers. These include restricted stock awards (RSA) under the 2005 Omnibus Stock Plan, payments under the Executive Team Incentive Plan (ETIP), and contributions made under the Executive Incentive Retirement Plan (EIRP) for 2012.

Name		Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other stock awards: Number of shares of stock	Grant Date Fair Value of Stock and Options Awards (2)
			Threshold	Target	Maximum
Daniel J. Schrider	RSA	3/28/2012				11,073	$ 210,608
	ETIP		$ 72,320	$ 136,969	$ 219,150
	EIRP		$ 14,610	$ 45,656	$ 97,400
Philip J. Mantua	RSA	3/28/2012				4,180	$ 79,504
	ETIP		$ 32,918	$ 62,344	$ 99,750
	EIRP		$ 8,550	$ 21,375	$ 42,750
Joseph J. O'Brien, Jr.	RSA	3/28/2012				5,336	$ 101,491
	ETIP		$ 35,805	$ 67,813	$ 108,500
	EIRP		$ 9,300	$ 23,250	$ 46,500
R. Louis Caceres	RSA	3/28/2012				5,079	$ 96,603
	ETIP		$ 33,495	$ 63,438	$ 101,500
	EIRP		$ 8,700	$ 21,750	$ 43,500
Jeffrey A. Welch	RSA	3/28/2012				4,180	$ 79,504
	ETIP		$ 27,720	$ 52,500	$ 84,000
	EIRP		$ 8,400	$ 21,000	$ 42,000
(1)	The information included in the “Threshold,” “Target” and “Maximum” columns reflects the range of potential payouts under the indicated plans as established by the Compensation Committee. The actual amounts earned by each executive under such plans are disclosed in the Summary of Compensation Table.
(2)	The grant date fair value of each equity award is based on the closing price of $19.02 per share on the grant date.

Option Exercises and Stock Vested

The following table shows the value realized upon the vesting of restricted stock awards in 2012.

	Option Awards		Stock Awards
	Number of	Value Realized	Number of Shares	Value Realized
Executive	Shares Acquired	Upon Exercise	Acquired on	Upon Vesting (1)
	on Exercise		Vesting
	(#)	($)	(#)	($)
Daniel J. Schrider			10,540	$192,650
Philip J. Mantua			4,327	$79,213
Joseph J. O’Brien			5,680	$103,670
R. Louis Caceres			6,085	$111,138
Jeffrey A. Welch			3,683	$67,184

(1)	The value realized upon vesting is equal to the closing market price of Bancorp common stock on the date of vesting multiplied by the number of shares acquired. The amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

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Pension Benefits

The following table shows the present value of the accumulated benefit under the Sandy Spring Bancorp, Inc. Retirement Income Plan (“Pension Plan”) for each named executive officer. As described on page 20, the Pension Plan was frozen on December 31, 2007.

Name	Plan Name	Years of Credited Service	Present Value of Accumulated Benefit(1)
Daniel J. Schrider	Pension Plan	19	$145,287
Philip J. Mantua	Pension Plan	9	$99,324
R. Louis Caceres	Pension Plan	9	$117,902
Joseph J. O’Brien, Jr.(2)	Pension Plan	-	-
Jeffrey A. Welch(2)	Pension Plan	-	-
(1)	This plan and related valuation methods and assumptions are included in Note 14 to the Consolidated Financial Statements in the Annual Report on Form 10-K.
(2)	Messrs. O’Brien and Welch were not eligible for the Pension Plan.

Nonqualified Deferred Compensation

The following table summarizes the contributions and earnings for the named executive officers under the Executive Incentive Retirement Plan (EIRP) in 2012.

Executive	Plan Name	Executive Contributions in Last Fiscal Year (1)	Registrant Contributions in Last Fiscal Year (2)	Aggregate Earnings in Last Fiscal Year (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last Fiscal Year End (4)
Daniel J. Schrider	EIRP	n/a	$45,656	$6,387	-	$264,859
Philip J. Mantua	EIRP	n/a	$21,375	$8,690	-	$319,627
Joseph J. O’Brien, Jr.	EIRP	n/a	$23,250	$2,410	-	$105,963
R. Louis Caceres	EIRP	n/a	$21,750	$6,874	-	$257,683
Jeffrey A. Welch	EIRP	n/a	$21,000	$517	-	$38,742

(1)	Participant contributions are not permitted under the EIRP.
(2)	Payments made under the EIRP in 2012 as described on page 19.
(3)	Earnings for the EIRP accrued at the rate of 120% of the Long-Term Applicable Federal Rate adjusted monthly which is not considered above market.
(4)	The former Supplemental Executive Retirement Agreements were replaced with the EIRP as described on page 19. The beginning balance for each participant’s EIRP account was the accrued balance as of December 31, 2007 under the former Supplemental Executive Retirement Agreements. Those balances are subject to a 15-year vesting schedule. Mr. Schrider’s prior balance is fully vested. The current vesting level for Messrs. Mantua and Caceres is 80%. Mr. O’Brien’s vesting level is 25%. Mr. Welch was hired in 2008. There were no contributions made for 2009 or 2010. Earnings and payments under the EIRP vest immediately.

Agreements with Executives and Potential Payments Upon Termination or Change in Control

Daniel J. Schrider

Bancorp and the Bank have an employment agreement with Mr. Schrider to provide for his employment as President and CEO. The initial term of the agreement was for three years and provides that the board of directors may take action to extend the term for an additional year at each anniversary so that the remaining term again becomes three years. Mr. Schrider’s agreement does not automatically renew. The Executive and Governance Committee reviews CEO performance annually and recommends to the board whether or not to extend the CEO’s employment agreement. Mr. Schrider’s employment agreement currently has a term expiring on July 1, 2014. The agreement addresses such matters as Mr. Schrider’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

There is no specific compensation provision under Mr. Schrider’s agreement for termination due to retirement, death, or voluntary resignation. Should Mr. Schrider become disabled, the board must provide written notice thirty (30) days in advance of termination. Mr. Schrider will receive his full base salary, benefits, and any perquisites other than bonus during the time of incapacity leading up to the date of termination less any benefits paid under existing disability plans. For termination by Mr. Schrider with good reason or involuntary termination by Bancorp or Bank without just cause, Mr. Schrider will receive his base salary and medical benefits for the remainder of the term of the agreement.

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In the event of a change in control during the term of the agreement, and, thereafter, Mr. Schrider’s employment is terminated without just cause or he terminates his employment with good reason, he will receive a contingent lump-sum payment equal to three (3) times his average annual compensation for the past five years preceding the change in control and medical benefits for the remaining term of the agreement.

On March 7, 2013 Mr. Schrider’s agreement was amended to remove the provision that entitled him to receive an additional tax indemnification payment (a “gross-up” payment) if payments under his employment agreement or any other payments trigger liability under Sections 280G and 4999 of the Internal Revenue Code for an excise tax on “excess parachute payments” and replace it with a provision that entitles Mr. Schrider to receive the greater of the following, whichever gives him the highest net after-tax amount: (a) the full payments and benefits provided for under the agreement, in which case he would be responsible for any resulting excise tax, or (b) one dollar less than the amount that would subject him to the excise tax.

Under the terms of his agreement, Mr. Schrider is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete for one year and not to solicit employees for two years following termination of employment, except in the event of a change in control.

Philip J. Mantua

Bancorp and the Bank entered into an employment agreement with Mr. Mantua on January 13, 2012 to provide for his employment as chief financial officer. The term of the present agreement ends on June 30, 2014. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional twelve (12) months so that the remaining term becomes twenty-four (24) months. Mr. Mantua’s agreement does not automatically renew. The agreement addresses such matters as Mr. Mantua’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. Mantua's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. Mantua will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Bancorp without just cause, or termination by Mr. Mantua with good reason, as defined in the agreement, Mr. Mantua will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the twelve (12) months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by IRS Code Section 409A, Mr. Mantua’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six (6) months prior to the change in control or up to two years after the change in control he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding twelve (12) months plus the amount of any other compensation received for the past twelve (12) months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. Mantua in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

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On March 7, 2013, Mr. Mantua’s employment agreement was amended to modify the definition of “Good Reason” under the agreement. The amendment deleted the provision that permits the executive to resign for any reason during the sixty day period immediately following the first six months after a change in control and receive a severance benefit.

Mr. Mantua is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by Bancorp or with good reason by the executive.

Joseph J. O’Brien, Jr.

Bancorp and the Bank entered into an employment agreement with Mr. O’Brien on January 13, 2012 to provide for his employment as Executive Vice President for Commercial and Retail Banking. The present term of the agreement ends on June 30, 2014. Effective July 1, 2013, and continuing on each July 1 thereafter, the board of directors may take action to extend the term for an additional twelve (12) months so that the remaining term becomes twenty-four (24) months. Mr. O’Brien’s agreement does not automatically renew. The agreement addresses such matters as Mr. O’Brien’s base salary, participation in incentive compensation, participation in benefit plans, vacation, insurance and other fringe benefits.

Mr. O’Brien's employment agreement does not provide for any special or additional compensation in the event of termination due to retirement, death or voluntary resignation. For termination due to disability, Mr. O’Brien will receive base compensation, less any applicable disability benefits, and benefits for the remaining term of the agreement. For termination by Bancorp without just cause, or termination by Mr. O’Brien with good reason, as defined in the agreement, Mr. O’Brien will receive his base salary for the remaining term of the agreement at the highest annual rate paid in the twelve (12) months preceding the termination plus annual cash bonuses as a lump sum payment.

If, in connection with a change in control, as defined by IRS Code Section 409A, Mr. O’Brien’s employment is terminated, either involuntarily without just cause or voluntarily with good reason, within six (6) months prior to the change in control or up to two years after the change in control, he will receive a lump-sum payment equal to 2.99 times the sum of his annual salary at the highest rate paid in the preceding twelve (12) months plus the amount of any other compensation received for the past twelve (12) months. Mr. Mantua would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. If the total value of the benefits provided and payments made to Mr. O’Brien in connection with a change in control, either under the employment agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

On March 7, 2013, Mr. O’Brien’s employment agreement was amended to modify the definition of “Good Reason” under the agreement. The amendment deleted the provision that permits the executive to resign for any reason during the sixty day period immediately following the first six months after a change in control and receive a severance benefit.

Mr. O’Brien is prohibited from conflicts of interest, and is required to maintain the confidentiality of nonpublic information regarding Bancorp and its clients. He is also bound by a covenant not to compete and not to interfere with other employees following termination of employment for the remaining term of the agreement. The post-termination restrictions do not apply if there is a change in control or if the executive's employment is terminated without just cause by Bancorp or with good reason by the executive.

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R. Louis Caceres and Jeffrey A. Welch

Mr. Caceres and Mr. Welch each have a change in control severance agreement with Bancorp and the Bank. The change in control agreement has a term of two years. On each anniversary date of the agreement, the agreement will automatically be extended for an additional year, unless either party has given written notice at least 60 days prior to the anniversary date of the agreement that the agreement will not be extended.

If a change in control occurs and the executive’s employment is involuntarily terminated without just cause or the executive voluntarily terminates employment with good reason, the executive will be entitled to a payment equal to 2.99 times his total compensation, which is defined as one year’s base salary plus bonus payments and all other taxable compensation. The executive would also receive the continuation of health benefits including life and disability insurances for a period of three years following termination. Under the change in control agreements, if the total value of the benefits provided and payments made to the executive in connection with a change in control, either under the change in control agreement alone or together with other payments and benefits that he has the right to receive from Bancorp, would result in the imposition of an excise tax under Section 280G of the Internal Revenue Code, his severance payment will be reduced or revised so that the aggregate payments do not trigger the payment of the excise tax.

On March 7, 2013, the change in control agreements with Mr. Caceres and Mr. Welch were amended to modify the definition of “Good Reason” under the agreements. The amendment deleted the provision that permits the executive to resign for any reason during the sixty day period immediately following the first six months after a change in control and receive a severance benefit.

Impact of Termination on the Executive Incentive Retirement Plan and Outstanding Equity Awards

The following chart summarizes the effect of termination on the balances within the EIRP per the terms of the plan and on the outstanding equity awards per the terms of the award agreements.

Event	EIRP	Outstanding Equity Awards
Termination for just cause	Forfeiture of all benefits.	Forfeiture of all outstanding awards.
Death or disability	Any unvested deferral balance automatically vests.

Immediate vesting. Stock options remain exercisable until the earlier of (a) two years from the date of death or one year from termination due to disability or (b) the expiration date of the stock options.

Voluntary termination or involuntary termination other than for just cause	The participant receives a benefit equal to the amount of his vested deferred benefit account.	Unvested restricted stock awards are forfeited. Vested stock options remain exercisable for three months after the date of termination.
Change in control	Any unvested portion immediately vests.	Immediate vesting.

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Table of Potential Payments Upon Termination

The following table summarizes the estimated payments to which the named executive officers were entitled upon termination in different situations as described above as of December 31, 2012. Benefits payable under the Pension Plan or 401(k) are not included. The payments in the table were based on the terms of the agreements described above as amended on March 7, 2013.

	Daniel J. Schrider	Philip J. Mantua	Joseph J. O’Brien, Jr.	R. Louis Caceres	Jeffrey A. Welch
Death:
Employment agreements	-	-	-	n/a	n/a
EIRP	$264,859	$319,627	$105,963	$257,683	$38,742
Equity awards(1)	646,434	321,789	339,034	349,754	300,058
Total	$911,293	$641,416	$444,997	$607,437	$338,800
Disability:
Employment agreements(2)	$1,254,575	$449,745	$487,245	n/a	n/a
EIRP	264,859	319,627	105,963	$257,683	$38,742
Equity awards(1)	646,434	321,789	339,034	349,754	300,058
Total	$2,165,868	$1,091,161	$932,242	$607,437	$338,800
Voluntary termination or retirement by executive:
Employment agreements	-	-	-	n/a	n/a
EIRP	$264,859	$265,793	$67,207	$216,649	$38,742
Equity awards	-	-	-	-	-
Total	$264,859	$265,793	$67,207	$216,649	$38,742
Termination by Bancorp without Just Cause or by executive with Good Reason:
Employment agreements(2)	$1,254,575	$568,132	$617,968	n/a	n/a
EIRP	264,859	265,793	67,207	$216,649	$38,742
Equity awards	-	-	-	-	-
Total	$1,519,434	$833,925	$685,175	$216,649	$38,742
Termination in connection with a change in control (CIC):
Employment or CIC agreements(3)	$1,296,933	$1,176,967	$1,276,307	$1,196,836	$1,098,049
EIRP	264,859	319,627	105,963	257,683	38,742
Equity awards(1)	646,434	321,789	339,034	349,754	300,058
Total(3)	$2,208,226	$1,818,383	$1,652,304	$1,804,273	$1,436,849

(1)	The value of unvested stock options and restricted stock grants represents the intrinsic value of those awards based on a price of $19.42 the closing price of Bancorp common stock on December 31, 2012.
(2)	The assumption for this table was that in the event of termination Messrs. Schrider, Mantua and O’Brien would each receive his base salary plus medical benefits for the remainder of the term of his agreement which as of December 31, 2012 was 30 months for Mr. Schrider and 18 months for Messrs. Mantua and O’Brien. The total amount would be reduced by disability benefits payable under insurance programs maintained by Bancorp.
(3)	The payment shown is subject to reduction or revision if the aggregate payments trigger the payment of the excise tax under Section 280G of the Internal Revenue Code.

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PROPOSAL II: A Non-Binding Resolution to Approve the Compensation

for the Named Executive Officers

The Dodd-Frank Wall Street Reform and Protection Act requires companies to submit to shareholders a non-binding vote on the compensation of Bancorp’s named executive officers, as described in the Compensation Discussion and Analysis, the tabular disclosure regarding named executive officer compensation, and the accompanying narrative disclosure in this proxy statement. The board recommended and the shareholders elected to have this proposal submitted annually.

This proposal, commonly known as a “say on pay” proposal, gives Bancorp’s shareholders the opportunity to endorse or not endorse Bancorp’s executive pay program and policies through the following resolution:

“Resolved, that the shareholders approve the compensation of the named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and related material in this proxy statement.”

This vote will not be binding on the board of directors and may not be construed as overruling a decision by the board nor to create or imply any additional fiduciary duty by the board. However, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors believes that the compensation practices of Bancorp are designed to accomplish the objectives described in the Compensation Discussion and Analysis and that they are appropriately aligned to the long-term success of Bancorp and the interests of shareholders.

Voting Standard

In voting to approve the above resolution, shareholders may vote for the resolution, against the resolution or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” APPROVAL
OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL III: The Ratification of the Appointment of

Ernst & Young LLP as the

Independent Registered Public Accounting Firm for the Year 2013

On November 26, 2012 the Audit Committee dismissed Grant Thornton LLP (“Grant Thornton”) as Bancorp’s independent registered public accounting firm effective for fiscal year 2013. This change occurred in the normal course of the committee’s process of engaging the independent registered public accounting firm for Bancorp and coincided with the rotation of managing audit partners as required every five years under Sarbanes-Oxley.

The reports of Grant Thornton on the consolidated financial statement of Bancorp as of and for the fiscal years ended December 31, 2011 and December 31, 2012 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with its audit for the fiscal years ended December 31, 2011 and December 31, 2012, there were no disagreements with Grant Thornton on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Grant Thornton, would have caused Grant Thornton to make reference to such disagreements in its report on the consolidated financial statement for such years.

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On December 21, 2012 the Audit Committee engaged Ernst & Young LLP (“E&Y”) as Bancorp’s independent registered public accounting firm for fiscal year 2013. In accordance with established policy, the board is submitting this proposal to the vote of the shareholders for ratification. In the event the appointment is not ratified by a majority of the shareholders it is anticipated that no change in auditors will be made for the current year because of the difficulty and expense of making a change so long after the beginning of the year, but the vote will be considered in connection with the auditor appointment for 2014.

Representatives of Grant Thornton and E&Y will be present at the annual meeting and will be available to respond to appropriate questions.

Voting Standard

In voting to ratify the appointment of E&Y as Bancorp’s independent registered public accounting firm for 2013, shareholders may vote for the proposal, against the proposal or abstain from voting. This matter will be decided by the affirmative vote of a majority of the votes cast at the annual meeting. On this matter, abstentions will have no effect on the voting.

THE BOARD RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP
AS BANCORP'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2013.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered for the audit of the annual financial statements of Sandy Spring Bancorp, Inc. and subsidiaries by Grant Thornton LLP for the year ended December 31, 2012 and 2011 together with fees billed for other services.

	2012	2011
Audit Fees(1)	$482,802	$451,499
Audit-Related Fees(2)	$60,441	-
Tax Services	-	-

(1)	Audit fees consist of fees for professional services rendered for the audit of Bancorp’s consolidated financial statements and review of financial statements included in Bancorp’s quarterly reports on Form 10-Q and services normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees associated with the acquisition of CommerceFirst Bancorp.

Audit Committee's Preapproval Policies and Procedures for Services

The Audit Committee is required to pre-approve all auditing services and permitted non-audit services provided by Bancorp's independent registered public accounting firm. There is an exception for preapproval of non-audit services if the aggregate amount of all such non-audit services provided to Bancorp constitutes not more than 5% of the total amount of revenues paid by it to its independent registered public accounting firms during the fiscal year in which the non-audit services are provided; such services were not recognized by Bancorp at the time of the engagement to be non-audit services; and the non-audit services are promptly brought to the attention of the committee and approved prior to the completion of the audit by the committee or by one or more members of the committee to whom authority to grant such approval has been delegated by the committee. All audit services and permitted non-audit services to be performed by Bancorp's independent registered public accounting firm have been preapproved by the Audit Committee as required by SEC regulations and the Audit Committee's charter without exception.

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Report of the Audit Committee

Bancorp's Audit Committee is appointed by the board of directors to assist the board in monitoring the integrity of the financial statements, compliance with legal and regulatory requirements, and the independence and performance of internal and external auditors. The committee (1) has reviewed and discussed the audited financial statements with management; (2) has discussed with Bancorp's independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards 61 (Communication with Audit Committees); and (3) has received the written disclosures and the letter from Bancorp's independent registered public accounting firm required by applicable requirement of the Public Company Accounting Oversight Board and discussed independence with Bancorp's independent registered public accounting firm. Based upon this review, discussion, disclosures, and materials described in (1) through (3), the committee recommended to the board of directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2012. The committee also has considered whether the amount and nature of non-audit services rendered by Bancorp's independent registered public accounting firm are consistent with its independence.

March 13, 2013	Dennis A. Starliper, Chairman

Solomon Graham

Robert E. Henel, Jr.

Pamela A. Little

Gary G. Nakamoto

Robert L. Orndorff

Shareholder Proposals and Communications

From time to time, individual shareholders may wish to submit proposals that they believe should be voted upon by the shareholders. The SEC has adopted regulations that govern the inclusion of such proposals in Bancorp's annual proxy materials. Shareholder proposals intended to be presented at the 2014 annual meeting of shareholders may be eligible for inclusion in Bancorp's proxy materials for that annual meeting if received by Bancorp at its executive offices not later than November 28, 2013 unless the date of the 2014 annual meeting is more than 30 days from May 1, 2014, in which case the deadline is a reasonable time before Bancorp begins to print and mail proxy materials. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

In addition, Bancorp's bylaws require that to be properly brought before an annual meeting, shareholder proposals for new business must be delivered to or mailed and received by Bancorp not less than thirty nor more than ninety days prior to the date of the meeting; provided, however, that if less than forty-five days notice of the date of the meeting is given to shareholders, such notice by a shareholder must be received not later than the fifteenth day following the date on which notice of the date of the meeting was mailed to shareholders or two days before the date of the meeting, whichever is earlier. Each such notice given by a shareholder must set forth certain information specified in the bylaws concerning the shareholder and the business proposed to be brought before the meeting.

Shareholders also may nominate candidates for election as a director, provided that such nominations are made in writing and received by Bancorp at its executive offices not later than December 27, 2013. The nomination should be sent to the attention of Ronald E. Kuykendall, General Counsel and Secretary, at Sandy Spring Bancorp, Inc., 17801 Georgia Avenue, Olney, Maryland 20832, and must include, concerning the director nominee, the following information: full name, age, date of birth, educational background and business experience, including positions held for at least the preceding five years, home and office addresses and telephone numbers, and a signed representation to timely provide all information requested by Bancorp for preparation of its disclosures regarding the solicitation of proxies for election of directors. The name of each such candidate for director must be placed in nomination at the annual meeting by a shareholder present in person. The nominee must also be present in person at the annual meeting. A vote for a person who has not been duly nominated pursuant to these requirements will be deemed to be void.

35

Bancorp's shareholders may communicate with the board of directors or any individual director by addressing correspondence to the board or such director in care of the Secretary at Bancorp's main office by mail, courier, or facsimile or by e-mail through Bancorp’s "contact us" feature of the investor relations area of its web site at www.sandyspringbank.com.

By order of the board of directors,

Ronald E. Kuykendall
General Counsel & Secretary

Olney, Maryland

March 27, 2013

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REVOCABLE PROXY
SANDY SPRING BANCORP, INC.

YOUR VOTE IS IMPORTANT!
PROXY VOTING INSTRUCTIONS

Shareholders of record have three ways to vote:
1. By Telephone (using a Touch-Tone Phone); or
2. By Internet; or
3. By Mail.

To Vote by Telephone:

Call 1-877-826-3731 Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 1, 2013.

To Vote by Internet:

Go to http://www.rtcoproxy.com/sasr prior to 3 a.m., May 1, 2013.

Please note that the last vote received from a shareholder, whether by telephone, by Internet or by mail, will be the vote counted.

Mark here if you plan to attend the meeting. ☐

Mark here for address change. ☐

FOLD HERE IF YOU ARE VOTING BY MAIL
PLEASE DO NOT DETACH

[X] PLEASE MARK VOTES AS IN THIS EXAMPLE

	For	With-held	For All Except
Proposal 1. ELECTION OF DIRECTORS.	☐	☐	☐

Nominees:
(01) Ralph F. Boyd, Jr. (02) Robert E. Henel, Jr.
(03) Gary G. Nakamoto (04) Dennis A. Starliper
(05) Mei Xu

INSTRUCTION: To withhold authority to vote for any nominee(s), mark "For All Except" and write that nominee(s') name(s) or number(s) in the space provided below.

The board of directors recommends that you vote "FOR" the election of the nominees listed above.

	For	Against	Abstain
Proposal 2. A NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.	☐	☐	☐

The board of directors recommends that you vote "FOR" the resolution to approve the compensation of the Named Executive Officers.

The board of directors recommends that you vote "FOR" the ratification of the selection of Ernst & Young LLP.

Please be sure to date and sign this proxy card in the box below.

Date

Sign above — Co-holder (if any) sign above

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

SANDY SPRING BANCORP, INC. — ANNUAL MEETING, MAY 1, 2013

YOUR VOTE IS IMPORTANT!

You can vote in one of three ways:

1. Call **toll free 1-877-826-3731** on a touch-tone phone. There is **NO CHARGE** to you for this call.

or

2. Via the Internet at **http://www.rtcoproxy.com/sasr** and follow the instructions.

or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

(Continued, and to be marked, dated and signed, on the other side)

REVOCABLE PROXY

SANDY SPRING BANCORP, INC.

ANNUAL MEETING OF SHAREHOLDERS
MAY 1, 2013
3:00 p.m. EDT

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Mark E. Friis and Pamela A. Little and each of them as the proxy of the undersigned, with full power of substitution, to attend the annual meeting of shareholders of Sandy Spring Bancorp, Inc. to be held at the Manor Country Club, 14901 Carrolton Road, Rockville, MD 20853 on Wednesday, May 1, 2013, at 3:00 p.m. EDT, or at any adjournment thereof, and to vote all of the shares of Bancorp stock that the undersigned may be entitled to vote.

YOUR PROXY WILL VOTE IN ACCORDANCE WITH THE INSTRUCTIONS MARKED HEREIN. IF NO INSTRUCTIONS TO THE CONTRARY ARE MARKED HEREIN, YOUR PROXY WILL VOTE "FOR" EACH OF THE NOMINEES IN PROPOSAL 1, "FOR" THE NON-BINDING RESOLUTION TO APPROVE THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS (PROPOSAL 2), AND "FOR" THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM (PROPOSAL 3). YOUR PROXY MAY ALSO VOTE IN HIS DISCRETION ON ANY OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR THE INTERNET OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

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